Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Form 8-K/A1 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated November 21, 2011, with respect to the audited Statements of Revenues and Certain Operating Expenses of 1140 Connecticut Avenue, Braddock Metro Center and John Marshall II for the year ended December 31, 2010. We also consent to the incorporation by reference of our reports in WRIT's Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, Form S-3, File No. 333-160664, Form S-3, File No. 333-160655, and Form S-8, File No. 333-145327.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Tysons Corner, Virginia
November 21, 2011